Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Helen Rowan	904-357-9806

For release at 8:00 a.m. EDT

April 30, 2009

Rayonier Reports First Quarter 2009 Results

JACKSONVILLE, Fla., April 30, 2009 – Rayonier (NYSE:RYN) today reported first quarter net income of $26 million, or 33 cents per share, compared to $40 million, or 50 cents per share, in first quarter 2008.

Cash provided by operating activities of $65 million was $35 million below the prior year period. Cash available for distribution1 of $54 million was $6 million below first quarter 2008. (See Schedule D for more details.)

Lee M. Thomas, Chairman, President and CEO said, “The benefits of our business mix were clear as we continued to generate good cash flow, despite persistent weakness in the housing market. We experienced solid demand for our Performance Fibers products and non-strategic timberlands, which partially offset the softness in our timber business.”

Timber

Sales of $33 million declined $12 million from first quarter 2008, while operating income decreased $12 million to an operating loss of $1 million. Despite generating an operating loss, the Timber segment contributed $15 million of Adjusted EBITDA1 for the quarter.

In the Eastern region, sales were comparable to the prior year period reflecting higher volumes offset by overall lower prices and a sales mix shift from sawtimber to pulpwood. In the Western region, sales declined from the prior year period as weak demand due to sawmill curtailments continued to negatively impact prices and volumes.

Based on current conditions, the Company expects to operate at reduced harvest levels, particularly in the Northwest.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Real Estate

Sales and operating income of $27 million and $14 million were $3 million and $7 million below first quarter 2008, respectively. Lower rural property volumes and prices were partially offset by a 15,000 acre increase in non-strategic timberland sales at per acre pricing comparable to the prior year period. Non-strategic timberland sales totaled 19,000 acres and generated $23 million in revenue during the quarter.

Performance Fibers

Sales and operating income were $204 million and $41 million, an increase of $29 million and $4 million from the prior year period, respectively. Increased cellulose specialty prices were largely offset by higher caustic costs.

Other Items

Corporate and other expenses declined $1 million from the prior year period due to general cost reductions.

Interest and other, net increased $1 million from first quarter 2008 due to higher average net debt balances.

The first quarter effective tax rate from continuing operations before discrete items of 19.4 percent was consistent with the prior year period rate of 20.5 percent. Including discrete items, the first quarter 2009 effective tax rate from continuing operations was 16.8 percent compared to 20.0 percent in the prior year period.

Outlook

“We expect to generate solid cash flows well in excess of our $2.00 per share dividend in 2009, despite the difficult economy. Our conservative debt levels, manageable debt maturities and strong balance sheet provide significant operating flexibility,” said Thomas.

“We expect that the weak housing market will continue to negatively impact our timber businesses, particularly in the Northwest, and anticipate holding even more volume off the market. In Real Estate, we expect steady demand for our rural and non-strategic timberlands. Performance Fibers earnings are expected to remain strong and in line with 2008.”

Further Information

A conference call will be held on Thursday, April 30, 2009 at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial Presentation materials are available at the website. A replay will be available on the site shortly after the call.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) and Adjusted EBITDA are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current financial crisis, which is impacting many areas of our economy, including the availability and cost of credit, pricing of raw materials and energy and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K and 10-Q on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

MARCH 31, 2009 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Sales
Timber	$33.2	$51.8	$44.7
Real Estate	26.6	48.0	29.4
Performance Fibers
Cellulose specialties	156.7	163.0	132.7
Absorbent materials	46.9	62.5	42.2

Total Performance Fibers	203.6	225.5	174.9
Wood Products	11.8	19.0	18.9
Other Operations	2.4	9.9	7.2
Intersegment Eliminations	(3.2)	(0.3)	—

Total Sales	$274.4	$353.9	$275.1

Operating Income (Loss)
Timber	$(1.2)	$10.3	$10.8
Real Estate	14.4	29.9	21.8
Performance Fibers	40.8	31.8	37.1
Wood Products	(3.6)	(3.8)	(2.5)
Corporate and other	(6.8)	(7.4)	(7.7)

Operating Income	43.6	60.8	59.5
Interest / Other, net	(12.6)	(13.5)	(11.1)
Income Tax Expense	(5.2)	(6.1)	(9.7)

Income from Continuing Operations	$25.8	$41.2	$38.7
Income from Discontinued Operations	0.1	2.2	1.0

Net Income	$25.9	$43.4	$39.7

Income per Common Share:
Diluted
Continuing operations	$0.33	$0.52	$0.49

Net income	$0.33	$0.55	$0.50

Weighted average Common
Shares used for determining
Diluted EPS	79,272,477	79,406,271	79,212,287

- A -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2009 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2009	December 31, 2008
Assets
Current assets (excluding New Zealand assets held for sale)	$277.8	$270.9
New Zealand assets held for sale	49.8	56.1

Total current assets	327.6	327.0

Timber and timberlands, net of depletion and amortization	1,238.9	1,255.0
Property, plant and equipment	1,401.2	1,392.5
Less - accumulated depreciation	(1,047.4)	(1,041.8)

	353.8	350.7

Other assets	149.0	149.2

	$2,069.3	$2,081.9

Liabilities and Shareholders’ Equity
Current liabilities	$168.0	$163.0
Long-term debt	748.0	746.6
Non-current liabilities for dispositions and discontinued operations	94.9	96.4
Other non-current liabilities	136.6	137.0
Shareholders' equity	921.8	938.9

	$2,069.3	$2,081.9

- B -

RAYONIER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

MARCH 31, 2009 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
	2009	2008
Cash provided by operating activities:
Net Income	$25.9	$39.7
Depreciation, depletion, amortization and non-cash basis of real estate sold	42.0	36.1
Other non-cash items included in income	6.7	8.8
Changes in working capital and other assets and liabilities	(9.8)	15.6

	64.8	100.2

Cash used for investing activities:
Capital expenditures	(29.8)	(31.8)
Purchase of timberlands	—	(19.6)
Change in restricted cash	(3.0)	10.0
Other	4.1	3.2

	(28.7)	(38.2)

Cash used for financing activities:
Repayment, net of borrowings and issuance costs	—	(55.0)
Dividends paid	(39.4)	(39.1)
Issuance of common shares	0.2	0.6
Repurchase of common shares	(1.4)	(3.5)
Excess tax benefits from equity-based compensation	0.1	0.9

	(40.5)	(96.1)

Effect of exchange rate changes on cash	0.2	(0.1)

Cash and cash equivalents:
Decrease in cash and cash equivalents	(4.2)	(34.2)
Balance, beginning of year	61.7	181.1

Balance, end of period	$57.5	$146.9

- C -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2009 (unaudited)

(millions of dollars)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended March 31,
	2009	2008
Cash provided by operating activities	$64.8	$100.2
Capital expenditures (b)	(29.8)	(31.8)
Change in committed cash	13.4	(8.0)
Like-kind exchange tax benefits on real estate sales (c)	—	(2.9)
Other	5.8	3.1

Cash Available for Distribution	$54.2	$60.6

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

ADJUSTED EBITDA (d):
	Timber	Real Estate	Performance Fibers	Wood Products	Corporate and other	Total
Three Months Ended
March 31, 2009
Cash provided by operating activities	$14.2	$21.5	$42.2	$(2.8)	$(10.3)	$64.8
Income tax expense	—	—	—	—	4.7	4.7
Interest, net	—	—	—	—	12.5	12.5
Working capital and other	0.9	1.8	12.9	0.4	(12.8)	3.2

Adjusted EBITDA	$15.1	$23.3	$55.1	$(2.4)	$(5.9)	$85.2

March 31, 2008
Cash provided by operating activities	$26.5	$26.2	$58.3	$(4.0)	$(6.8)	$100.2
Income tax expense	—	—	—	—	9.8	9.8
Interest, net	—	—	—	—	11.1	11.1
Working capital and other	3.6	0.8	(10.1)	2.9	(21.8)	(24.6)

Adjusted EBITDA	$30.1	$27.0	$48.2	$(1.1)	$(7.7)	$96.5

(d)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of the operating cash generating capacity of the Company. Management considers this measurement to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use this measurement when analyzing the financial condition and cash generating ability of the Company.

- D -